Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of RiceBran Technologies on Form S-3 of our report dated March 15, 2018, with respect to our audit of the consolidated balance sheet as of December 31, 2017 and the related consolidated statements of operations, comprehensive loss, changes in equity (deficit) and cash flows of RiceBran Technologies for the year ended December 31, 2017 appearing in the Annual Report on Form 10-K of RiceBran Technologies for the year ended December 31, 2018. We were dismissed as auditors on May 17, 2018 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp
New York, NY
June 28, 2019